Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR THIRD QUARTER 2019

Transformation delivers significant improvement in profitability and free cash flow
Full year 2019 and 2020 guidance reaffirmed
Reduced convertible debt due in 2021 by $16 million

ELYRIA, Ohio - (November 6, 2019) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended September 30, 2019.

Key Metrics (3Q19 versus 3Q18*)

•
Reported net sales decreased 3.6% to $235.8 million and constant currency net sales(a) decreased 0.9% as constant currency growth in mobility and seating products was offset by declines in respiratory and lifestyle products. Excluding respiratory products, constant currency net sales was up sequentially and essentially flat on a consolidated basis year-over-year.

•	Gross profit as a percentage of net sales increased 190 basis points to 28.7%, driven by the company's continuous improvement initiatives, partially offset by unfavorable foreign exchange.

•	Reported SG&A improved by 9.2% and constant currency SG&A(b) improved by $5.3 million, or 7.6%, driven primarily by reduced employment costs as a result of previously announced restructuring actions.

•
Operating income improved by $7.7 million to $2.4 million, primarily related to reduced SG&A expenses and increased gross profit partially offset by higher restructuring costs, and unfavorable foreign exchange.

•	GAAP loss per share was $0.24 compared to $0.36. Adjusted net loss per share(c) was $0.15 compared to $0.40.

•	Adjusted EBITDA(d) was $9.6 million, an improvement of $8.5 million, driven by higher operating income.

•	The company generated positive free cash flow(e) of $12.3 million, an improvement of $14.8 million, due primarily to higher profitability and reduced working capital.

•	Gross convertible debt decreased $16.0 million due to the retirement of a portion of the senior secured convertible notes that mature in February 2021.

Key Financial Results (3Q19 versus 3Q18)

(in millions USD)	3Q19	3Q18	$ Change	% Change
Net Sales	$235.8	$244.6	$(8.8)	(3.6)%
Constant Currency Net Sales	$242.5	$244.6	$(2.1)	(0.9)%
Gross Profit % of Net Sales	28.7%	26.8%		190 bps
Gross Profit	$67.6	$65.6	$2.0	3.0%
Reported SG&A	$63.5	$69.9	$6.4	9.2%
Constant Currency SG&A	$64.7	$69.9	$(5.3)	(7.6)%
Operating Income (Loss)	$2.4	$(5.3)	$7.7	--
Free Cash Flow	$12.3	$(2.5)	$14.8	--
Adjusted EBITDA	$9.6	$1.1	$8.5	772.7%
*Date format is quarter and year in each instance
Executive Summary
"I'm pleased with the continued and significant progress we have made in our transformation, which is reflected in our operating results. The company delivered consolidated operating income of $2.4 million in the quarter, an improvement of $7.7 million compared to the prior year. This was driven by expanded gross profit, lower SG&A expenses, and significantly improved performance in North America. As a result, Adjusted EBITDA increased $8.5 million to $9.6 million and the company generated positive free cash flow of $12.3 million, an improvement of nearly $15 million compared to last year," commented Matt Monaghan, chairman, president and chief executive officer.
"We were able to significantly improve our margins by focusing on a profitable mix of sales across our product portfolio. Importantly, revenue and profit for powered mobility products grew globally as we continued to focus on providing great solutions at the right margins, and while the respiratory business continued at a lower level of sales, margins for this unit continued to improve. We expect planned process improvements and go-to market actions will make our products more competitive, resulting in top line growth. In the meantime, I am pleased with the actions our team has taken to advance profitability.
A key enabler of our transformation is the recently announced partnership with Birlasoft Solutions, which will give us the platform to continue to modernize our business with flexible IT systems. Working with Birlasoft, we expect to drive operational efficiencies, improve our customers' experience, and generate substantial cost savings.
We continue to lead in many product categories with award-winning clinical solutions and a very full product pipeline. This quarter, we again launched industry firsts in manual mobility with technology that allows us to produce manual wheelchairs with significantly higher performance without increased weight. In addition, we introduced a remarkably well-performing standing positioning system on our center-wheel drive power wheelchair, which gives patients the clinical and social benefits of vertical position. We also launched the world's first wirelessly remote-controlled portable oxygen concentrator, making it the only truly hands-free device to wear or leave in a stationary position by enabling the user to change settings, check status and battery charge with a smartphone. And, our development teams are working on a full lineup of new products across the business for 2020.
As a result of these ongoing transformational efforts and pipeline of new products, we remain confident in our ability to achieve our long-term objectives through a combination of sustainable profitable sales growth and cost reductions. Our results this quarter and expectations for the remainder of the year reinforce our conviction that the business transformation is on track to meet our 2019 goal of at least $20 million of Adjusted EBITDA, with $14.7 million of Adjusted EBITDA already accumulated through the third quarter. We reaffirm our 2020 year-end run-rate goal of $85 million to $105 million of Adjusted EBITDA, with further improvements over the next five quarters."
Kathy Leneghan, senior vice president and chief financial officer stated, "As a result of the significant improvement in Adjusted EBITDA and strong free cash flow generation, we were able to retire $16.0 million of the convertible debt which matures in 2021, at a discount to par. This reflects continued confidence in our ability to manage cash while balancing working capital requirements. For 2019, we remain confident in our annual guidance of free cash flow usage at or below $25 million."
3Q19 Segment Results versus 3Q18

(in millions USD)	Net Sales				Operating Income (Loss)
	3Q19	3Q18	Reported % Change	Constant Currency % Change	3Q19	3Q18	% Change
Europe	$137.4	$144.3	(4.8)%	(0.6)%	$11.4	$11.8	(3.6)%
North America	87.1	88.8	(1.9)	(1.8)	(1.7)	(11.3)	85.0%
All Other	11.3	11.4	(0.8)	3.8	(5.6)	(4.9)	(15.2)%

Europe - Constant currency net sales decreased 0.6% as an increase in mobility and seating products was more than offset by decreased sales of lifestyle and respiratory products. Operating income decreased $0.4 million or 3.6%, including $0.8 million of negative foreign currency translation.

North America - Constant currency net sales decreased 1.8% as slightly higher mobility and seating sales were more than offset by an 8.3% decline in respiratory sales, along with lower lifestyle products sales. While respiratory sales declined, margins continued to improve as we focus on more profitable sales. Excluding respiratory, constant currency net sales decreased 0.7%. Gross profit for the whole segment improved by 410 basis points as the benefit from improved product mix and favorable material costs more than offset the negative impact of tariffs and related material cost increases of approximately $0.6 million in 3Q19. Operating loss improved by $9.6 million primarily due to reduced SG&A expenses and improved gross profit.

All Other - Constant currency net sales in the Asia Pacific region increased 3.8% driven by sales of lifestyle products. Operating loss for All Other includes the operating income of the Asia Pacific businesses (which do not meet the quantitative criteria for determining reportable segments), offset by unallocated SG&A expenses and intercompany eliminations. Operating loss increased $0.7 million primarily driven by an increase in non-Asia Pacific expenses related to employment costs, including higher stock compensation expense, and one-time professional service costs. The Asia Pacific business operating profit improved in 3Q19 as compared to 3Q18 driven by sales growth, gross profit expansion and reduced SG&A expenses.

Financial Condition

The company's cash and cash equivalents balances were $85.0 million and $116.9 million at September 30, 2019, and December 31, 2018, respectively. The change in cash was primarily the result of year-to-date operating results and funding of debt payments, including the retirement of $16.0 million in convertible debt during 3Q19.

Free cash flow was a positive $12.3 million, an improvement of $14.8 million compared to 3Q18 and an improvement of $12.0 million sequentially. The increase for the quarter was driven by higher operating profitability and reduced working capital, primarily related to inventory and accrued expenses.

Full Year 2019 and 2020 Guidance Reaffirmed

The company reaffirms its 2019 annual guidance of:

•	Adjusted EBITDA of at least $20 million; and

•	Free cash flow usage at or below $25 million.

The company also reaffirms its long-term guidance to achieve an Adjusted EBITDA run-rate in the range of $85-$105 million by year-end 2020 with a combination of low single-digit sales growth, gross profit improvements and substantial cost reductions. This will be driven by new product introductions in all product categories resulting in incremental sales, and higher sales and margins on existing products; the implementation of a global IT system to drive efficiencies, reduce SG&A expenses and improve customer experience; supply chain actions to expand gross profits which are expected to improve company's competitive position; and the benefit of previously announced transformation actions.

The company participates in growing markets and believes its long-term economic potential remains strong. The company believes that its return to positive Adjusted EBITDA, improved operational performance, and its balance sheet will support the company's transformation plans and enable it to address future debt maturities.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its third quarter 2019 financial results on Thursday, November 7, 2019 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-599-8686, or for international callers 786-789-4797, and enter Conference ID 1228267. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e40530a351ab86e4999ca96d2f6db55d4. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 1228267, through November 14, 2019. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	November 14, 2019 - Stephens Investment Conference (Nashville)

•	January 8, 2020 - CJS 20th Annual "New Ideas for the New Year" Investor Conference (New York)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific. For more information about the company and its products, visit the company's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating loss, convert high inventory levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan and its global information technology outsourcing and ERP implementation activities; possible adverse effects on the company’s liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Net sales	$235,774	$244,559	$695,051	$727,771
Cost of products sold	168,189	178,970	500,945	528,319
Gross Profit	67,585	65,589	194,106	199,452
Selling, general and administrative expenses	63,539	69,945	197,035	214,972
Charges related to restructuring activities	1,628	920	3,641	1,665
Operating Earnings (Loss)	2,418	(5,276)	(6,570)	(17,185)
Gain on convertible debt derivatives	—	(4,080)	(1,197)	(4,204)
Loss on debt extinguishment including debt finance charges and fees	280	—	280	—
Interest expense - net	6,879	7,030	21,666	20,571
Loss before Income Taxes	(4,741)	(8,226)	(27,319)	(33,552)
Income tax provision	3,300	3,800	7,325	9,125
Net Loss	(8,041)	(12,026)	(34,644)	(42,677)

Net Loss per Share—Basic	$(0.24)	$(0.36)	$(1.03)	$(1.29)

Weighted Average Shares Outstanding—Basic	33,660	33,232	33,571	33,104

Net Loss per Share—Assuming Dilution *	$(0.24)	$(0.36)	$(1.03)	$(1.29)

Weighted Average Shares Outstanding—Assuming Dilution	33,668	33,766	33,581	33,849
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Net loss per share - assuming dilution*	$(0.24)	$(0.36)	$(1.03)	$(1.29)
Weighted average shares outstanding- assuming dilution	33,660	33,232	33,571	33,104
Net loss	(8,041)	(12,026)	(34,644)	(42,677)
Income tax provision	3,300	3,800	7,325	9,125
Loss before Income Taxes	(4,741)	(8,226)	(27,319)	(33,552)
Amortization of discount on convertible debt	2,764	2,938	9,429	8,588
Gain on convertible debt derivatives	—	(4,080)	(1,197)	(4,204)
Loss on debt extinguishment including debt finance charges and fees	280	—	280	—
Adjusted Loss before Income Taxes	(1,697)	(9,368)	(18,807)	(29,168)
Adjusted Income Taxes	3,300	3,800	7,325	9,125
Adjusted Net Loss(f)	$(4,997)	$(13,168)	$(26,132)	$(38,293)

Weighted Average Shares Outstanding - Assuming Dilution	33,660	33,232	33,571	33,104
Adjusted Net Loss per Share(c) - Assuming Dilution*	$(0.15)	$(0.40)	$(0.78)	$(1.16)
__________
"Adjusted net loss per share" and "adjusted net loss" are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA(e)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2019	2018	2019	2018
Net Loss	$(8,041)	$(12,026)	$(34,644)	$(42,677)
Income tax provision	3,300	3,800	7,325	9,125
Interest expense - net	6,879	7,030	21,666	20,571
Loss on debt extinguishment including debt finance charges and fees	280	—	280	—
Gain on convertible debt derivatives	—	(4,080)	(1,197)	(4,204)
Operating Earnings (Loss)	2,418	(5,276)	(6,570)	(17,185)
Depreciation and amortization	3,991	4,279	11,800	11,979
EBITDA	6,409	(997)	5,230	(5,206)
Charges related to restructuring activities	1,628	920	3,641	1,665
Stock-based compensation expense	1,570	1,156	5,873	4,099
Adjusted EBITDA(e)	$9,607	$1,079	$14,744	$558

__________
"Adjusted EBITDA(e)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $28,158,000 and $81,281,000 for the three and nine months ended September 30, 2019, respectively, compared to $31,148,000 and $98,421,000 for the three and nine months ended September 30, 2018, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30			September 30
	2019	2018	Change	2019	2018	Change
Revenues from external customers
Europe	$137,371	$144,339	$(6,968)	$396,206	$414,549	$(18,343)
North America	87,118	88,844	(1,726)	262,915	277,084	(14,169)
All Other (sales in Asia Pacific)	11,285	11,376	(91)	35,930	36,138	(208)
Consolidated	$235,774	$244,559	$(8,785)	$695,051	$727,771	$(32,720)

Operating income (loss)
Europe	$11,365	$11,788	$(423)	$22,617	$23,553	$(936)
North America	(1,694)	(11,261)	9,567	(7,316)	(25,058)	17,742
All Other*	(5,625)	(4,883)	(742)	(18,230)	(14,015)	(4,215)
Charge related to restructuring activities	(1,628)	(920)	(708)	(3,641)	(1,665)	(1,976)
Consolidated operating earnings (loss)	2,418	(5,276)	7,694	(6,570)	(17,185)	10,615
Gain on convertible debt derivatives	—	4,080	(4,080)	1,197	4,204	(3,007)
Loss on debt extinguishment including debt finance charges and fees	(280)	—	(280)	(280)	—	(280)
Net Interest expense	(6,879)	(7,030)	151	(21,666)	(20,571)	(1,095)
Loss before income taxes	$(4,741)	$(8,226)	$3,485	$(27,319)	$(33,552)	$6,233

__________
* “All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following table provides net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the three-month and nine-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended September 30, 2019 compared to September 30, 2018:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(4.8)%	(4.2)%	(0.6)%
North America	(1.9)	(0.1)	(1.8)
All Other (sales in Asia Pacific)	(0.8)	(4.6)	3.8
Consolidated	(3.6)	(2.7)	(0.9)

Nine months ended September 30, 2019 compared to September 30, 2018:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(4.4)%	(6.2)%	1.8%
North America	(5.1)	(0.3)	(4.8)
All Other (sales in Asia Pacific)	(0.6)	(6.4)	5.8
Consolidated	(4.5)	(4.0)	(0.5)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended September 30, 2019, June 30, 2019 and March 31, 2019, respectively, and net sales for the quarter ended September 30, 2019 and June 30, 2019 as translated at the foreign exchange rates for the quarter ended March 31, 2019 with each then compared to each other (constant currency sequential net sales(g)). The company began this disclosure in 2017 to illustrate the effect of its transformation on its segments and expects to continue to do so while the transformation continues.

	3Q19 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	3Q19 at 1Q19 Foreign Exchange Rates	2Q19 at 1Q19 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$137,371	$2,784	$140,155	$135,385	$4,770	3.5%
North America	87,118	(56)	87,062	89,610	(2,548)	(2.8)
All Other (Asia Pacific)	11,285	510	11,795	12,604	(809)	(6.4)
Consolidated	$235,774	$3,238	$239,012	$237,599	$1,413	0.6%

	2Q19 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	2Q19 at 1Q19 Foreign Exchange Rates	1Q19 at 1Q19 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$133,991	$1,394	$135,385	$124,844	$10,541	8.4%
North America	89,553	57	89,610	86,243	3,367	3.9
All Other (Asia Pacific)	12,314	290	12,604	12,332	272	2.2
Consolidated	$235,858	$1,741	$237,599	$223,419	$14,180	6.3%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)	September 30, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$85,040	$116,907
Trade receivables, net	115,326	119,743
Installment receivables, net	732	1,574
Inventories, net	122,501	128,123
Other current assets	33,178	31,063
Total Current Assets	356,777	397,410
Other Assets	3,392	6,360
Intangibles	24,724	26,506
Property and Equipment, net	43,596	45,984
Financing Lease Assets, net	27,578	28,322
Operating Lease Assets, net	19,644	—
Goodwill	371,694	381,273
Total Assets	$847,405	$885,855
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$89,736	$92,469
Accrued expenses	101,124	99,867
Current taxes payable	1,894	3,762
Current portion of financing lease obligations	2,533	2,110
Current portion of operating lease obligations	6,912	—
Total Current Liabilities	202,199	198,208
Long-Term Debt	222,281	225,733
Long-term Obligations - Financing Leases	27,083	27,802
Long-term Obligations - Operating Leases	12,920	—
Other Long-Term Obligations	67,443	74,965
Shareholders’ Equity	315,479	359,147
Total Liabilities and Shareholders’ Equity	$847,405	$885,855

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2019	2018	2019	2018
Net cash provided (used) by operating activities	$15,121	$(2,444)	$(4,732)	$(49,542)
Plus:
Sales of property and equipment	9	1	73	38
Advance payment from sale of property *	—	3,524	—	3,524
Less:
Purchases of property and equipment	(2,856)	(3,587)	(7,177)	(7,814)
Free Cash Flow(d)	$12,274	$(2,506)	$(11,836)	$(53,794)

* Represents the portion of the proceeds received in advance for the sale of the company's Insy, Germany land and building for which title does not transfer until April 2020.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and nine months ended September 30, 2019 and September 30, 2018, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table included in this press release.
(d) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, net gain (loss) on debt extinguishment including debt finance charges and fees and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, stock-based compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(e) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.
(f) "Adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.8 million and $9.4 million pre-tax for the three and nine months ended September 30, 2019, respectively, compared to $2.9 million and $8.6 million for the three and nine months ended September 30, 2018, respectively), net gain (loss) on convertible debt derivatives (net gain of $1.2 million for the nine months ended September 30, 2019, respectively, compared to a net gain of $4.1 million and $4.2 million for the three and nine months ended September 30, 2018, respectively) and loss on debt extinguishment including debt finance charges and fees (net loss of $0.3 million for both the three and nine months ended September 30, 2019, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included in this press release.

(g) "Constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2019. The "Business Segment Sequential Net Sales" table included in this press release compares net sales for the three months ended September 30, 2019, June 30, 2019 and March 31, 2019 to each other with each quarter translated at the foreign exchange rates for the three months ended March 31, 2019. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.